Exhibit 14

STOCK BONUS AWARD AGREEMENT

This Stock Bonus Award Agreement (this “Agreement”) is made and entered into as of June 3, 2024, by and between Landsea Holdings Corporation, a Delaware corporation (“LHC”), and Qin Zhou, an individual residing in California, USA (the “Executive”, and together with LHC, the “Parties”).

RECITALS

WHEREAS, Landsea Homes Corporation (“LSEA”) is a Delaware corporation whose common stock, with a par value of $0.0001 per share (the “LSEA Stock”), is listed on the Nasdaq Capital Market under the symbol “LSEA”;

WHEREAS, LHC owns 12,840,729 shares of LSEA Stock as of the date hereof;

WHEREAS, subject to the terms and conditions set forth below, in recognition of services rendered by the Executive to this Corporation as of the date hereof, LHC desires to grant a bonus award (the “Bonus Award”) to the Executive in the form of Eighty Thousand (80,000) shares of LSEA Stock; and

WHEREAS, the Executive desires to accept the Bonus Award on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means (a) with respect to any specified Person that is not a natural Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person (For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Bonus Award” has the meaning ascribed to such term in the Recitals.

“Bonus Shares” has the meaning ascribed to such term in Section 2(a).

“Closing” has the meaning ascribed to such term in Section 2(b).

“Executive” has the meaning ascribed to such term in the Preamble.

“Grant” has the meaning ascribed to such term in Section 2(a).

“LHC” has the meaning ascribed to such term in the Preamble.

“LSEA” has the meaning ascribed to such term in the Recitals.

“LSEA Stock” has the meaning ascribed to such term in the Recitals.

“Parties” has the meaning ascribed to such term in the Preamble.

“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

“Securities Act” has the meaning ascribed to such term in Section 5(c).

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, limited liability company, partnership or other entity are at the time directly or indirectly owned or controlled by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, by such Person.

“Tax-Related Items” has the meaning ascribed to such term in Section 7.

Section 2. Issuance; Closing; Vesting.

(a) LHC hereby grants to the Executive Eighty Thousand (80,000) shares of LSEA Stock (the “Bonus Shares”), subject to the terms and conditions set forth in this Agreement (the “Grant”). The Grant of the Bonus Shares is made in consideration of the services rendered by the Executive to LHC and/or its Subsidiary.

(b) The closing of the Grant of the Bonus Shares subject to this Agreement (“Closing”) shall occur on such other date, as the Parties shall agree. At Closing, subject to the terms and conditions of this Agreement, to the extent the Bonus Shares are certificated, the LHC shall deliver to the Executive certificates representing the Bonus Shares, registered in the name of LHC, duly endorsed by LHC for transfer to the Executive.

(c) Subject to the terms of this Agreement, the Bonus Shares shall be fully vested as of Closing.

Section 3. Agreement to Vote. Subject to applicable law, the Executive agrees, to vote or execute a written consent or consents if stockholders of LSEA are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of LSEA, as applicable, with respect to all shares of the Bonus Shares that the Executive owns or controls the voting of, or causes to be voted or a consent to be executed with respect to such shares of the Bonus Shares, at the annual or special meeting of stockholders of LSEA as follows:

(a)	in favor of approval of any LHC voting proposal;

(b)	against approval of any proposal made in opposition to, or in competition with, the LHC voting proposal; and

(c)	against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the LHC voting proposal.

Section 4. Restrictions on Transfer. The Executive agrees from the date hereof through the fifth anniversary of this Agreement, not to directly or indirectly Transfer any or all shares of the Bonus Shares. “Transfer” means the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of any share or shares of the Bonus Shares or the beneficial ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such Bonus Shares, or the granting of any proxy with respect to such Bonus Shares. For the avoidance of doubt, any Transfer or attempted Transfer of the Bonus Shares in violation of any provision of this Agreement shall be null and void.

Section 5. Representations and Warranties of the Executive. In connection with the Bonus Award, the Executive hereby represents and warrants as of the date hereof that:

(a) The Executive has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Executive in connection with or pursuant to this Agreement. This Agreement has been duly executed and delivered by the Executive and constitutes a legal, valid and binding agreement of the Executive, enforceable against Executive in accordance with its terms.

(b) The Executive has sufficient experience in evaluating the risks involved in ownership of securities of private companies that are engaged in the type of business in which LSEA is engaged.

(c) The Executive is accepting the Bonus Award of the Bonus Shares for investment for the Executive’s own account only and will only distribute the Bonus Shares in a manner which is not in violation of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, rules and regulations.

(d) The Executive has carefully considered and has discussed with her own professional legal, tax, accounting and financial advisors, to the extent the Executive has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Executive’s particular federal, state, local and foreign tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Executive. The Executive has relied solely on such advisors and not on any statements or representations of LHC, LSEA or any of their respective agents.

(e) The Executive understands that the Executive shall be responsible for the Executive’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 6. Representations and Warranties of LHC. In connection with the Grant, LHC hereby represents and warrants as of the date hereof that:

(a) LHC is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, with full power to carry on its business as it is now and has since its organization been conducted, and to own, lease or operate its assets.

(b) LHC has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, and all instruments and documents contemplated hereby and to transfer the Bonus Shares to the Executive pursuant to this Agreement, and this Agreement constitutes a valid and binding obligation on LHC.

(c) LHC is the sole beneficial owner of the Bonus Shares and that the Bonus Shares are free and clear of any liens, pledges, security interests, claims, equitable interests or encumbrances (other than restrictions on transfer under applicable state and federal laws).

Section 7. Tax Liability and Withholding. The Executive acknowledges and agrees that the fair market value of the Bonus Shares, as determined on the date of Closing, will be treated as ordinary income by the Executive and will be subject to withholding by LHC. The Executive shall be required to timely pay to LHC the amount of any required withholding taxes in respect of the Bonus Shares and to take all such other action as LHC deems necessary to satisfy all obligations for the payment of such withholding tax. Notwithstanding any action LHC takes with respect to any and all income tax, social security tax, medicare tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related items is and remains the Executive’s responsibility. LHC makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the Grant, vesting or settlement of the Bonus Shares or the subsequent Transfer of the Shares; and does not commit to structure the Bonus Award to reduce or eliminate the Executive’s liability for Tax-Related Items.

Section 8. Compliance with Laws and Regulations. The grant of the Bonus Shares will be subject to and conditioned upon compliance by the Company and the Executive with all applicable state and federal laws and regulations and with all applicable requirements of the stock exchange on which the Bonus Shares may be listed or quoted at the time of such transfer. The Executive agrees and acknowledges that she will only hold, own, distribute, or otherwise dispose of the Bonus Shares in a manner which is not in violation of the Securities Act, and the rules and regulations promulgated thereunder, any applicable state securities laws, rules and regulations, any applicable requirements of the stock exchange on which the Bonus Shares may be listed, or any applicable requirements or policies of LSEA then in effect.

Section 9. Governing Law and Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed, and interpreted in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. To the extent permitted by law, each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state court or U.S. federal court, in either case sitting in the State of California, over any claim brought by any party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such court.

Section 10. Further Actions. LHC and the Executive each agree to execute such further instruments and to take such further action as requested by any Company to carry out the intent of this Agreement.

Section 11. Executive’s Employment. Neither the Grant of the Bonus Award nor any term or condition contained in this Agreement nor the existence of or potential for profit in the Bonus Award shall obligate LHC or any of its Affiliate or Subsidiary to employ or engage the Executive in any capacity whatsoever or prohibit or restrict LHC (or any such Affiliate or Subsidiary) from terminating the employment of the Executive at any time and for any reason whatsoever, with or without cause, and the loss of existing or potential profit in the Bonus Award shall not constitute an element of damages in the event the Executive is no longer employed or engaged by LHC or an Affiliate or a Subsidiary thereof, even if such termination is in violation of an obligation of LHC or an Affiliate or a Subsidiary of LHC to the Executive by contract or otherwise, except to the extent any such contract may expressly provide otherwise.

Section 12. Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile or email transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the Parties may have duly provided by notice.

If to LHC, to:

If to the Executive, to:

Section 13. Entire Agreement; Amendment. Except as expressly provided herein, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them concerning such subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Parties to this Agreement.

Section 14. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 15. Assignment; No Third-Party Beneficiaries. This Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies.

Section 16. Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

Section 17. Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Landsea Holdings Corporation
a Delaware corporation

By:	/s/ Qin Zhou
Name:	Qin Zhou
Title:	Executive Vice President

Executive

Signature:	/s/ Qin Zhou
Name:	Qin Zhou